Exhibit 99.1

For Immediate Release

BSD Files Humanitarian Use Petition with FDA for Marketing Approval for the BSD-2000 Hyperthermia System

SALT LAKE CITY, March 5, 2009—BSD Medical Corporation (NASDAQ:BSDM) announced today that the company has filed a Humanitarian Use Device Petition for the BSD-2000 Hyperthermia System with the U.S. Food and Drug Administration (FDA).  BSD Medical currently has a submission under review by the FDA seeking Pre-Market (PMA) approval for the BSD-2000.  Due to the lengthy nature of the PMA review process, the length of time that the submission has been under review by the FDA, and the company’s strong desire to bring the BSD-2000 to market as quickly as possible, the company has been working closely with FDA to seek the most expeditious pathway that can lead to marketing approval for the BSD-2000.  FDA has recommended that BSD pursue a Humanitarian Device Exemption (HDE) marketing approval.  BSD has evaluated FDA’s recommendation and consequently filed the Humanitarian Use petition.

An HDE approval of the BSD-2000 Hyperthermia System would authorize the commercial sale of the BSD-2000 in the United States in the same intended use population as the pending PMA application.  BSD Medical’s sales and marketing department believes that an HDE approval would fulfill the same practical needs in bringing the BSD-2000 to market as would a PMA.  Obtaining an HDE approval for the BSD-2000 would not preclude BSD from also pursuing a PMA for the device should to company choose to do so.

Prior to submitting an HDE application, an applicant submits a request for the HUD designation, and upon approval the company will file the HDE application with the Office of Device Evaluation (ODE), Center for Devices and Radiological Health (CDRH).  The data previously submitted to FDA in the company’s pending PMA application can be used to support HDE approval, which requires BSD Medical to demonstrate the device’s safety and probable benefit.  FDA is working closely with the company on the approval process.  BSD believes this will expedite the marketing approval for the BSD-2000.

BSD Medical’s product line includes systems that have been strategically designed to offer a range of thermal treatment systems. BSD is the leading developer of hyperthermia systems. The company also received FDA marketing clearance for the MicroThermX-100 Microwave Ablation System during 2008.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release regarding the Company’s Premarket submission for the BSD-2000 Hyperthermia System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Any statements regarding anticipated marketing approvals or actions by the FDA are forward looking statements as all approvals are provided at the sole discretion of the FDA.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2008, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.